FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 826-5051 info@berkmanassociates.com	Company Contact: Daniel Bernstein President (201) 432-0463

Bel Fourth Quarter Net Income Advances 44%

Twelve Month Net Earnings Increase 25% on 18% Sales Gain

JERSEY CITY, New Jersey, February 15, 2007 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced higher revenue and net income for the fourth quarter and 2006 versus the comparable periods of 2005. All information is preliminary and unaudited.

For the three months ended December 31, 2006, net sales rose 7% to $60,573,000 from $56,684,000 for the prior year. Net earnings for the fourth quarter of 2006 increased 44% to $4,697,000, compared to net earnings of $3,265,000, for the fourth quarter of 2005.

For the twelve months ended December 31, 2006, revenue increased 18% to a record $254,933,000 compared to $215,916,000 for 2005. Net earnings for 2006 increased 25% to $25,203,000, which included a pre-tax casualty loss of $1,030,000 and a gain on sale of marketable securities of $5,150,000. For 2005, net earnings were 20,233,000.

Bel has revised the method it uses to report earnings per share to utilize the two-class method, displaying earnings per share separately for both classes of Bel's common stock. For the three months ended December 31, 2006, net earnings per diluted Class A common share were $0.38, compared to $0.26 and net earnings per diluted Class B common share were $0.40 compared to $0.28. For the twelve months ended December 31, 2006, net earnings per diluted Class A common share were $2.03, compared to $1.67 and net earnings per diluted Class B common share were $2.15 compared to $1.77.

"Bel's product groups all experienced strong sales growth through the first three quarters of 2006. However, we experienced softness in many product categories in the fourth quarter. We are encouraged by the generally improved tone of orders so far in 2007," said Daniel Bernstein, president.

At December 31, 2006, Bel reported cash, cash equivalents and marketable securities of approximately $92,300,000, working capital of approximately $144,677,000, a current ratio of 4.5, total long term obligations of $4,728,000 and shareholders' equity of $222,150,000.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. EST today. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.BelFuse.com. A replay will be available after 1:00 p.m. EDT, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21318296 after 1:00 p.m. EST.

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Bel Fourth Quarter Net Income Advances 44%
February 15, 2007
Page Two

About Bel

Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). Bel operates facilities around the world.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed in this press release are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(table attached)

BEL FUSE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
($000s omitted, except for per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Net Sales	$60,573	$56,684	$254,933	$215,916

Cost of expenses:
Cost of sales	46,927	42,346	192,985	156,147
Selling, general and administrative expenses	9,093	8,500	37,800	33,152
Casualty loss	--	--	1,030	--
	56,020	50,846	231,815	189,299

Income from operations	4,553	5,838	23,118	26,617

Other income - net	817	325	2,780	1,098
Gain on sale of marketable securities	--	--	5,150	--

Earnings before income tax provision	5,370	6,163	31,048	27,715

Income tax provision	673	2,898	5,845	7,482

Net earnings	$4,697	$3,265	$25,203	$20,233

Net earnings per common share -- Basic
Class A	$0.38	$0.26	$2.03	$1.67
Class B	$0.40	$0.28	$2.16	$1.79

Net earnings per common share -- Diluted
Class A	$0.38	$0.26	$2.03	$1.67
Class B	$0.40	$0.28	$2.15	$1.77

Weighted average Class A common shares outstanding
Basic	2,703	2,703	2,703	2,703
Diluted	2,703	2,703	2,703	2,703

Weighted average Class B common shares outstanding
Basic	9,160	8,995	9,105	8,807
Diluted	9,172	9,054	9,150	8,891

CONDENSED CONSOLIDATED BALANCE SHEET DATA
( 000s omitted)

	December 31,			December 31,
ASSETS	2006	2005	LIABILITIES & EQUITY	2006	2005
	(unaudited)	(audited)		(unaudited)	(audited)

Current Assets	$186,296	$165,232	Current liabilities	$41,619	$37,029

Property, plant & equipment, net	44,289	42,379	Non-current liabilities	4,728	3,451

Goodwill	28,117	22,428

Intangibles & other assets	9,795	12,017	Stockholders' equity	222,150	201,576

Total Assets	$268,497	$242,056	Total Liabilities & Equity	$268,497	$242,056